UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
(Date of Report (date of earliest event reported)) : April 28, 2006
National Bancshares Corporation

(Exact name of registrant specified in its charter)

Ohio	0-14773	34-1518564

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

112 West Market Street, Orrville, Ohio	44667

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(330) 682-1010

[not applicable]

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     Mr. Charles J. Dolezal has announced his retirement as Chairman of the Board, President, and Chief Executive Officer of National Bancshares Corporation and First National Bank effective no later than October 31, 2006. In the meantime Mr. Dolezal will remain on the Board of Directors of both companies, but his retirement as Chairman of the Board of First National Bank is effective immediately. Mr. John W. Kropf, 62, a member of First National Bank’s Board of Directors since 1974, has been elected Chairman of the Board of the bank. Mr. Kropf is an attorney and a partner with the law firm Kropf, Wagner, Hohenberger & Lutz, LLP in Orrville, Ohio. Mr. Kropf served as Law Director for the City of Orrville, Ohio for 23 years. Currently, he serves as Chairman of the Board of Baldwin-Wallace College and is a Trustee of the Boys Village Foundation Board. A committee of directors has been formed for the purpose of identifying candidates to replace Mr. Dolezal as President and Chief Executive Officer. The committee’s goal is to select a candidate who has the proven ability to achieve financial institution growth organically.
     A Separation and Release Agreement entered into by Mr. Dolezal with National Bancshares Corporation and First National Bank on April 28, 2006 provides that he shall continue to receive his current salary from May 1, 2006 through October 31, 2006. Thereafter, Mr. Dolezal will receive from the bank the equivalent of one year’s salary, although a portion of the payment may be deferred until May 1, 2007. The Separation and Release Agreement also allows for Mr. Dolezal to have continued use of a company automobile until October 31, 2006, provides for outplacement services with a value up to $10,000, allows for Mr. Dolezal to continue his participation in the bank’s health benefit plan for up to 18 months, under the same economic terms and conditions as active employees, provides that he will be compensated in November 2006 for the value of three weeks of unused vacation, and finally provides that incidental benefits shall be continued for the next six months, such as use of free checking account and safe deposit box and payment of Mr. Dolezal’s club dues and expenses. Under the Separation and Release Agreement Mr. Dolezal has agreed not to take legal action against National Bancshares Corporation and the bank, releasing all potential claims whether known or unknown, and National Bancshares Corporation and the bank have released Mr. Dolezal from any known claims. Mr. Dolezal will remain entitled to indemnification and liability insurance protection from National Bancshares Corporation and the bank for actions taken during his employment and director service. Mr. Dolezal is also entitled by the Separation and Release Agreement to pursue other employment opportunities before October 31, 2006. He is not subject to a restriction against competition with National Bancshares Corporation and the bank, but for the next 18 months the Separation and Release Agreement prohibits Mr. Dolezal from soliciting bank employees for employment elsewhere and prohibits him from soliciting bank customers during that period. Mr. Dolezal may revoke his acceptance of the Separation and Release Agreement at any time within seven days after its execution on April 28, 2006. If he does so, the terms of the Separation and Release Agreement will be null and void.
     The Separation and Release Agreement does not affect Mr. Dolezal’s rights under the Directors’ Defined Benefit Plan of First National Bank, which Mr. Dolezal has participated in since the plan was established in 1994. Under the Directors’ Defined Benefit Plan, Mr. Dolezal

is entitled to an annual retirement benefit of approximately $13,000 for life, with payments starting at age 70. The Directors’ Defined Benefit Plan also contains an elective income deferral feature, allowing a director to defer board fees, which thereafter earn interest at a rate equal to twice the one-year treasury rate as of December 31 of each year, but in no case less than 8%. Mr. Dolezal elected to defer board fees under this plan. The balance in his deferral account is approximately $115,000. Mr. Dolezal’s previous election to receive his entire deferral account balance in a single lump sum after termination of his director service remains in force.
     The Separation and Release Agreement also does not affect Mr. Dolezal’s entitlement to benefits under his June 19, 2000 Special Separation Agreement, except that benefits potentially payable under the Special Separation Agreement will be offset by continued salary and severance payments that Mr. Dolezal will receive under the Separation and Release Agreement. Mr. Dolezal could potentially receive benefits under the terms of the Special Separation Agreement if a change in control of National Bancshares Corporation occurs before November 1, 2007.
ITEM 9.01 Exhibits
99.1 National Bancshares Corporation press release dated April 27, 2006.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bancshares Corporation
Date: April 28, 2006	/s/ Marc Valentin
Marc Valentin, CPA
Vice President & Treasurer and Principal Accounting Officer